EXHIBIT 99.1

Two River Bancorp Reports 2019 First Quarter Financial Results Highlighted by Strong Loan and Deposit Growth

TINTON FALLS, N.J., April 23, 2019 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq: TRCB) (the "Company"), the parent company of Two River Community Bank (the "Bank"), today reported financial results for the first quarter ended March 31, 2019, highlighted by improved net income driven by solid loan and deposit growth.

2019 First Quarter Financial Highlights
(comparisons to 2018 first quarter)

  Net income increased 4.0% to $2.78 million
  Earnings per diluted share (EPS) increased 3.3% to $0.32
  Return on average assets of 1.01%, compared to 1.04%
  Return on average equity of 9.59%, compared to 10.08%
  Net interest margin decreased by 3 basis points to 3.60%
  Net interest income increased 6.2% to $9.3 million
  Non-interest income decreased 11.7% to $1.2 million
  Efficiency ratio(1) improved to 59.95% from 61.59%

(Totals at March 31, 2019; comparisons to December 31, 2018)

  Total loans were $948.5 million, an increase of $27.2 million, or 11.8% annualized
  Total deposits were $959.7 million, an increase of $42.3 million, or 18.4% annualized
  Total assets increased to a record $1.141 billion, compared to $1.096 billion
  Tangible book value per share(2) increased to $11.66, compared to $11.43

(1) Efficiency ratio represents the ratio of non-interest expense to the sum of net interest income and non-interest income.
(2) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

Management Commentary
Mr. William D. Moss, Chairman, President and CEO, stated, “I am very pleased with our growth in the first quarter, as loans increased 11.8% and deposits grew by 18.4% on an annualized basis. Commercial and residential real estate lending drove top-line growth and we continue to convert a strong loan pipeline, driven by long-standing relationships and referrals in our markets. All of our efforts have led to higher net income, which we believe has laid the groundwork for continued growth and profitability throughout 2019.”

Mr. Moss continued, “We continue to focus on optimizing our branch network and to that end, opened a new branch in the Ironbound district of Newark, NJ in Essex County in early April. We were able to reallocate human resources from our former New Brunswick office, which we closed in December 2018. This new branch will build on the existing success we have enjoyed since our entry into this market over the past year.”

Dividend Information
On April 18, 2019, the Company's Board of Directors declared a quarterly cash dividend of $0.07 per share, payable May 30, 2019 to shareholders of record as of the close of business on May 10, 2019. This marks the 25th consecutive quarterly cash dividend, represents a 27% increase from the prior quarter, and is the sixth consecutive year the Company has raised its cash dividend.

Key Quarterly Performance Metrics

	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
	2019	2018	2018	2018	2018
Net Income (in thousands)	$2,783	$3,046	$2,834	$2,650	$2,676
Earnings per Common Share – Diluted	$0.32	$0.35	$0.33	$0.30	$0.31
Return on Average Assets	1.01%	1.10%	1.04%	1.00%	1.04%
Return on Average Tangible Assets(1)	1.02%	1.11%	1.06%	1.02%	1.06%
Return on Average Equity	9.59%	10.52%	9.98%	9.67%	10.08%
Return on Average Tangible Equity(1)	11.33%	12.49%	11.90%	11.57%	12.12%
Net Interest Margin	3.60%	3.56%	3.55%	3.59%	3.63%
Efficiency Ratio(2)	59.95%	60.69%	61.78%	62.59%	61.59%
Non-Performing Assets to Total Assets	0.39%	0.18%	0.18%	0.18%	0.19%
Allowance as a % of Loans	1.22%	1.24%	1.26%	1.26%	1.26%

(1) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.
(2) Efficiency ratio represents the ratio of non-interest expense to the sum of net interest income and non-interest income.

Loan Composition
The components of the Company’s loan portfolio at March 31, 2019 and December 31, 2018 are as follows:

	(in thousands)
	March 31, 2019	December 31, 2018	% Change
Commercial and industrial	$112,157	$109,362	2.6%
Real estate – construction	140,279	144,865	(3.2)%
Real estate – commercial	577,270	552,549	4.5%
Real estate – residential	89,455	84,123	6.3%
Consumer	30,122	31,144	(3.3)%
Unearned fees	(790)	(742)	6.6%
	948,493	921,301	3.0%
Allowance for loan losses	(11,582)	(11,398)	1.6%
Net Loans	$936,911	$909,903	3.0%

Deposit Composition
The components of the Company’s deposits at March 31, 2019 and December 31, 2018 are as follows:

	(in thousands)
	March 31, 2019	December 31, 2018	% Change
Non-interest-bearing	$177,938	$176,655	0.7%
NOW accounts	200,513	193,347	3.7%
Savings deposits	256,527	258,666	(0.8)%
Money market deposits	41,742	43,936	(5.0)%
Listed service CD’s	46,259	39,807	16.2%
Time deposits / IRA	153,918	130,863	17.6%
Wholesale deposits	82,758	74,080	11.7%
Total Deposits	$959,655	$917,354	4.6%

2019 First Quarter Financial Review

Net Income
Net income for the three months ended March 31, 2019 was $2.8 million, or $0.32 per diluted common share, compared to $2.7 million, or $0.31 per diluted common share, for the same period last year, an increase of 4.0%. The increase was due primarily to higher net interest income, partially offset by lower non-interest income and a higher effective tax rate of 26.4% compared to 23.2% during the same period last year.

Net Interest Income
Net interest income for the quarter ended March 31, 2019 was $9.3 million, an increase of 6.2% compared to $8.8 million in the corresponding prior year period. This was largely due to an increase of $66.8 million, or 6.8%, in average interest earning assets, primarily driven from strong growth in the loan portfolio.

Net Interest Margin
The Company reported a net interest margin of 3.60% for the first quarter of 2019, compared to the 3.56% reported in the fourth quarter of 2018 and 3.63% reported in the first quarter of 2018. The 4 basis point improvement from the fourth quarter of 2018 was primarily the result of higher yielding interest-earning assets. The 3 basis point decline from the first quarter of 2018 was primarily the result of higher cost of funds.

Non-Interest Income
Non-interest income for the quarter ended March 31, 2019 totaled $1.2 million, a decrease of $153,000, or 11.7%, compared to $1.3 million in the corresponding prior-year period. This was largely the result of lower gains on the sale of SBA loans, mortgage banking revenues and service fees on deposit accounts, partially offset by higher other loan fees, primarily due to loan prepayment fees.

Non-Interest Expense
Non-interest expense for the quarter ended March 31, 2019 totaled $6.3 million, an increase of $68,000, or 1.1%, compared to the same period in 2018, mainly due to higher professional fees, partially offset by lower salaries and benefits and occupancy and equipment costs. The Company’s efficiency ratio was 59.95% for the quarter, compared to 61.59% for the same period in 2018.

Income Tax Expense
The Company’s effective tax rate increased to 26.4% for the three months ended March 31, 2019 compared to 23.2% for the same period last year. This was due to a lower tax benefit related to the accounting treatment of equity-based compensation, in which a $41,000 benefit was recognized in the first quarter of 2019 compared to a $90,000 benefit from the same period last year. Additionally, New Jersey enacted a Corporation Business Tax surtax of 2.5%, which did not take effect until July 1, 2018 and, as such, negatively impacted income tax expense by approximately $75,000 in the first quarter of 2019 compared to the same period in 2018.

At the present time, the Company is anticipating a 2019 effective tax rate of 28%.

Provision / Allowance for Loan Losses
During the quarter, the Company reported a $425,000 provision for loan losses, compared to $400,000 in the prior year period. The increase was largely due to the strong loan growth during the period. The Company also had $241,000 in net loan charge-offs during the quarter, compared to $106,000 of net loan charge-offs in the same period last year. The charge-offs during the first quarter of 2019 were primarily related to a $242,000 partial writedown on a $2.9 million residential construction loan, which was placed into non-accrual status during the quarter.

As of March 31, 2019, the Company's allowance for loan losses was $11.6 million, compared to $11.4 million at December 31, 2018. The loss allowance as a percentage of total loans was 1.22% at March 31, 2019, compared to 1.24% at December 31, 2018.

Financial Condition / Balance Sheet
At March 31, 2019, the Bank maintained capital ratios that were in excess of regulatory standards for well-capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 10.03%, common equity Tier 1 to risk weighted assets ratio was 11.00%, Tier 1 capital to risk weighted assets ratio was 11.00%, and total capital to risk weighted assets ratio was 12.16%. Due to the adoption of ASU 2016-02 (Topic 842), Leases, the Company recognized an operating right-of-use asset of $5.0 million and a lease liability of $5.1 million on its balance sheet as of March 31, 2019. This negatively impacted the Company’s capital ratios by approximately 5 basis points compared to December 31, 2018.

Total assets as of March 31, 2019 were $1.141 billion, compared to $1.096 billion at December 31, 2018 and $1.042 billion at March 31, 2018.

Total loans as of March 31, 2019 grew to $948.5 million, compared to $921.3 million reported at December 31, 2018 and $872.3 million at March 31, 2018. This loan growth was funded primarily from the increase in deposits.

Total deposits as of March 31, 2019 grew to $959.7 million, compared to $917.4 million as of December 31, 2018 and $870.9 million at March 31, 2018. Core checking deposits at March 31, 2019 were $378.5 million, compared to $370.0 million at December 31, 2018 and $375.9 million at March 31, 2018. The Company continues to focus on building core checking account relationships, which can vary from quarter to quarter due to seasonality in municipal and other relationships.

Asset Quality
The Company's non-performing assets at March 31, 2019 were $4.5 million, compared to $2.0 million at both December 31, 2018 and March 31, 2018. Non-performing assets to total assets at March 31, 2019 were 0.39%, compared to 0.18% at December 31, 2018 and 0.19% at March 31, 2018.

Non-accrual loans were $3.9 million at March 31, 2019, compared to $1.4 million at December 31, 2018 and $2.0 million at March 31, 2018. As previously mentioned, a $2.9 million residential construction loan was placed into non-accrual status during the current quarter and the Company subsequently recorded a $242,000 partial writedown on the loan. OREO was $585,000 at March 31, 2019 and December 31, 2018, compared to no OREO at March 31, 2018.

Troubled debt restructured loan balances amounted to $7.4 million at March 31, 2019, with all but $711,000 performing. This compared to $7.7 million at December 31, 2018 and $6.8 million at March 31, 2018.

About the Company
Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 14 branches along with two loan production offices throughout Monmouth, Union, Essex, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiver.bank.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects of our new banking platform; and the inability to successfully implement or expand new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

Investor Contact:	Media Contact:
Adam Prior, Senior Vice President	Adam Cadmus, Marketing Director
The Equity Group Inc.	Two River Community Bank
Phone: (212) 836-9606	Phone: (732) 982-2167
Email: aprior@equityny.com	Email: acadmus@tworiverbank.com

TWO RIVER BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) For the Three Months Ended March 31, 2019 and 2018 (in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Interest Income:
Loans, including fees	$11,312	$9,821
Securities:
Taxable	331	297
Tax-exempt	239	282
Interest-bearing deposits	187	67
Total Interest Income	12,069	10,467
Interest Expense:
Deposits	2,418	1,358
Securities sold under agreements to repurchase	11	14
Federal Home Loan Bank (“FHLB”) and other borrowings	132	130
Subordinated debt	165	165
Total Interest Expense	2,726	1,667
Net Interest Income	9,343	8,800
Provision for Loan Losses	425	400
Net Interest Income after Provision for Loan Losses	8,918	8,400
Non-Interest Income:
Service fees on deposit accounts	166	238
Mortgage banking	280	338
Other loan fees	160	111
Earnings from investment in bank owned life insurance	143	130
Gain on sale of SBA loans	206	331
Other income	202	162
Total Non-Interest Income	1,157	1,310
Non-Interest Expenses:
Salaries and employee benefits	3,841	3,885
Occupancy and equipment	1,042	1,090
Professional	434	340
Insurance	65	57
FDIC insurance and assessments	124	123
Advertising	70	60
Data processing	188	152
Outside service fees	54	81
OREO expenses, impairment and sales, net	4	(1)
Loan workout expenses	(8)	51
Other operating	481	389
Total Non-Interest Expenses	6,295	6,227
Income before Income Taxes	3,780	3,483
Income Tax Expense	997	807
Net Income	$2,783	$2,676
Earnings Per Common Share:
Basic	$0.32	$0.32
Diluted	$0.32	$0.31
Weighted average common shares outstanding:
Basic	8,583	8,447
Diluted	8,712	8,675

TWO RIVER BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	March 31,	December 31,
	2019	2018
ASSETS
Cash and due from banks	$15,945	$24,067
Interest-bearing deposits in bank	46,743	24,059
Cash and cash equivalents	62,688	48,126

Securities available for sale	23,552	24,407
Securities held to maturity	45,838	47,455
Equity securities	2,497	2,451
Restricted investments, at cost	6,017	6,082
Loans held for sale	1,496	1,496
Loans	948,493	921,301
Allowance for loan losses	(11,582)	(11,398)
Net loans	936,911	909,903

OREO	585	585
Bank owned life insurance	22,060	22,098
Premises and equipment, net	6,173	5,917
Operating right-of-use asset	4,997	-
Accrued interest receivable	2,793	2,583
Goodwill	18,109	18,109
Other assets	6,805	7,207

Total Assets	$1,140,521	$1,096,419

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$177,938	$176,655
Interest-bearing	781,717	740,699
Total Deposits	959,655	917,354

Securities sold under agreements to repurchase	15,185	19,402
FHLB and other borrowings	20,700	22,500
Subordinated debt	9,932	9,923
Accrued interest payable	153	119
Lease liability	5,127	-
Other liabilities	10,613	10,623

Total Liabilities	1,021,365	979,921

Shareholders’ Equity
Preferred stock, no par value; 6,500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, no par value; 25,000,000 shares authorized;
Issued – 8,996,545 and 8,935,437 at March 31, 2019 and December 31, 2018, respectively
Outstanding – 8,668,100 and 8,606,992 at March 31, 2019 and December 31, 2018, respectively	80,759	80,481
Retained earnings	41,416	39,109
Treasury stock, at cost; 328,445 shares at March 31, 2019 and December 31, 2018	(2,647)	(2,647)
Accumulated other comprehensive loss	(372)	(445)
Total Shareholders' Equity	119,156	116,498

Total Liabilities and Shareholders’ Equity	$1,140,521	$1,096,419

TWO RIVER BANCORP Selected Consolidated Financial Data (Unaudited)

Selected Consolidated Earnings Data (in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
Selected Consolidated Earnings Data:	2019	2018	2018
Total Interest Income	$12,069	$11,776	$10,467
Total Interest Expense	2,726	2,523	1,667
Net Interest Income	9,343	9,253	8,800
Provision for Loan Losses	425	-	400
Net Interest Income after Provision for Loan Losses	8,918	9,253	8,400
Other Non-Interest Income	1,157	1,370	1,310
Other Non-Interest Expenses	6,295	6,447	6,227
Income before Income Taxes	3,780	4,176	3,483
Income Tax Expense	997	1,130	807
Net Income	$2,783	$3,046	$2,676

Per Common Share Data:
Basic Earnings	$0.32	$0.36	$0.32
Diluted Earnings	$0.32	$0.35	$0.31
Book Value	$13.75	$13.54	$12.78
Tangible Book Value(1)	$11.66	$11.43	$10.66
Average Common Shares Outstanding (in thousands):
Basic	8,583	8,536	8,447
Diluted	8,712	8,693	8,675

 (1)  Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

Selected Period End Balances (in thousands)

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Total Assets	$1,140,521	$1,096,419	$1,086,299	$1,055,527	$1,042,277
Investment Securities and Restricted Stock	77,904	80,395	91,296	94,449	96,251
Total Loans	948,493	921,301	900,895	890,369	872,327
Allowance for Loan Losses	(11,582)	(11,398)	(11,390)	(11,201)	(10,962)
Goodwill and Other Intangible Assets	18,109	18,109	18,109	18,109	18,109
Total Deposits	959,655	917,354	905,745	880,879	870,904
Repurchase Agreements	15,185	19,402	22,153	19,878	18,472
FHLB and Other Borrowings	20,700	22,500	24,500	24,500	24,500
Subordinated Debt	9,932	9,923	9,914	9,905	9,896
Shareholders' Equity	119,156	116,498	113,891	111,347	108,980

Asset Quality Data (by Quarter)
(dollars in thousands)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Nonaccrual Loans	$3,908	$1,390	$1,390	$1,930	$1,972
OREO	585	585	585	-	-
Total Non-Performing Assets	4,493	1,975	1,975	1,930	1,972

Troubled Debt Restructured Loans:
Performing	6,726	6,842	5,678	5,831	5,965
Non-Performing	711	877	877	877	878

Non-Performing Loans to Total Loans	0.41%	0.15%	0.15%	0.22%	0.23%
Non-Performing Assets to Total Assets	0.39%	0.18%	0.18%	0.18%	0.19%
Allowance as a % of Loans	1.22%	1.24%	1.26%	1.26%	1.26%

Capital Ratios
	March 31, 2019				December 31, 2018
	CET 1 Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	CET 1 Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Two River Bancorp	10.10%	9.20%	10.10%	12.25%	10.14%	9.10%	10.14%	12.34%
Two River Community Bank	11.00%	10.03%	11.00%	12.16%	11.09%	9.95%	11.09%	12.26%
"Well capitalized" institution (under prompt corrective action regulations)*	6.50%	5.00%	8.00%	10.00%	6.50%	5.00%	8.00%	10.00%

*Applies to Bank only. For the Company to be “well capitalized” under the Federal Reserve definitions for bank holding companies, the Company is only required to have a Tier 1 Capital to Risk Weighted Assets ratio of at least 6.00% and a Total Capital to Risk Weighted Assets ratio of at least 10.0%.

Net Loan Charge-offs (dollars in thousands)

	Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Net loan (charge-offs) recoveries:
Charge-offs	$(247)	$-	$-	$(13)	$(115)
Recoveries	6	8	39	27	9
Net loan (charge-offs) recoveries	$(241)	$8	$39	$14	$(106)
Net loan (charge-offs) recoveries to average loans (annualized)	(0.10)%	0.00%	0.02%	0.01%	(0.05)%

Consolidated Average Balance Sheets & Yields With Resultant Interest and Average Rates

	Three Months Ended			Three Months Ended
(dollars in thousands)	March 31, 2019			March 31, 2018

ASSETS
Interest-Earning Assets:	Average Balance	Interest / Income Expense	Average Yield / Rate	Average Balance	Interest / Income Expense	Average Yield / Rate
Interest-bearing deposits in banks	$30,370	$187	2.50%	$18,135	$67	1.50%
Investment securities	79,234	570	2.88%	97,625	579	2.37%
Loans, net of unearned fees(1) (2)	941,488	11,312	4.87%	868,544	9,821	4.59%

Total Interest-Earning Assets	1,051,092	12,069	4.66%	984,304	10,467	4.31%

Non-Interest-Earning Assets:
Allowance for loan losses	(11,434)			(10,840)
All other assets	79,742			72,889

Total Assets	$1,119,400			$1,046,353

LIABILITIES & SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
NOW deposits	$205,693	413	0.81%	$236,674	310	0.53%
Savings deposits	255,687	592	0.94%	248,488	354	0.58%
Money market deposits	41,580	23	0.22%	58,348	25	0.17%
Time deposits	256,603	1,390	2.20%	168,327	669	1.61%
Securities sold under agreements to repurchase	15,549	11	0.29%	19,636	14	0.29%
FHLB and other borrowings	25,711	132	2.08%	28,217	130	1.87%
Subordinated debt	9,929	165	6.65%	9,893	165	6.67%

Total Interest-Bearing Liabilities	810,752	2,726	1.36%	769,583	1,667	0.88%

Non-Interest-Bearing Liabilities:
Demand deposits	174,822			160,060
Other liabilities	16,075			9,033

Total Non-Interest-Bearing Liabilities	190,897			169,093

Shareholders’ Equity	117,751			107,677

Total Liabilities and Shareholders’ Equity	$1,119,400			$1,046,353

NET INTEREST INCOME		$9,343			$8,800

NET INTEREST SPREAD(3)			3.30%			3.43%

NET INTEREST MARGIN(4)			3.60%			3.63%

(1)  Included in interest income on loans are net unearned loan fees.
(2)  Includes non-performing loans.
(3)  The interest rate spread is the difference between the weighted average yield on average interest-earning and the weighted average cost of average interest-bearing liabilities.
(4)  The interest rate margin is calculated by dividing annualized net interest income by average interest earning assets.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "book value per common share," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

(in thousands, except per share data)
	As of and for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Total shareholders' equity	$119,156	$116,498	$113,891	$111,347	$108,980
Less: goodwill and other tangibles	(18,109)	(18,109)	(18,109)	(18,109)	(18,109)
Tangible common shareholders’ equity	$101,047	$98,389	$95,782	$93,238	$90,871

Common shares outstanding	8,668	8,607	8,584	8,555	8,525
Book value per common share	$13.75	$13.54	$13.27	$13.02	$12.78

Book value per common share	$13.75	$13.54	$13.27	$13.02	$12.78
Effect of intangible assets	(2.09)	(2.11)	(2.11)	(2.12)	(2.12)
Tangible book value per common share	$11.66	$11.43	$11.16	$10.90	$10.66

Return on average assets	1.01%	1.10%	1.04%	1.00%	1.04%
Effect of average intangible assets	0.01%	0.01%	0.02%	0.02%	0.02%
Return on average tangible assets	1.02%	1.11%	1.06%	1.02%	1.06%

Return on average equity	9.59%	10.52%	9.98%	9.67%	10.08%
Effect of average intangible assets	1.74%	1.97%	1.92%	1.90%	2.04%
Return on average tangible equity	11.33%	12.49%	11.90%	11.57%	12.12%